Exhibit 4.1


                              MANAGEMENT AGREEMENT

         THIS AGREEMENT made as of the 11th day of April, 2002.

BETWEEN:

                  COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, as trustee of NCE STRATEGIC ENERGY FUND (hereinafter called the "Fund"), a trust created pursuant to a trust agreement governed by the laws of the Province of Ontario

                                                            OF THE FIRST PART

                  - and -

                  NCE STRATEGIC ENERGY MANAGEMENT CORP., a corporation incorporated under the laws of the Province of Ontario

                  (hereinafter called the "Manager")

                                                            OF THE SECOND PART.

         WHEREAS the Fund wishes to appoint the Manager to act as manager of the Fund to provide or cause to be provided to the Fund certain services described hereunder and the Manager is willing to act as manager of the Fund and to provide or cause to be provided such services in the manner hereinafter set forth;

         NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants and agreements hereinafter contained, it is agreed by and between the parties hereto as follows:

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:

(a) "Additional Distributable Amount" has the meaning assigned thereto in the Trust Agreement;

(b)      "Affiliate" has the meaning assigned thereto in the Securities Act
         (Ontario);

(c) "Agreement" means this Management Agreement as the same may be amended from time to time, and "herein", "hereof", "hereby", "hereunder" and similar expressions refer to this Agreement and include every instrument, supplemental or ancillary to this Agreement and except where the context otherwise requires, not to any particular article, section or subsection thereof;

(d)      "Associate" has the meaning assigned thereto in the Securities Act
         (Ontario);

(e)      "Auditors" has the meaning assigned thereto in the Trust Agreement;

(f) "Business Day" has the meaning assigned to the term "business day" in the Trust Agreement;

(g) "Extraordinary Resolution" has the meaning assigned thereto in the Trust Agreement;

(h)      "Fund Property" has the meaning assigned thereto in the Trust
         Agreement;

(i)      "Fund Securities" has the meaning assigned thereto in the Trust
         Agreement;

(j)      "Incentive Fee" has the meaning assigned thereto in Section 7.1;

(k) "including" and "includes" shall be deemed to be followed by the statement "without limitation" and neither of such terms shall be construed to limit any word or statement which it follows to the specific or similar items or matters immediately following it;

(l)      "Indemnified Parties" has the meaning assigned thereto in Section 8.3;

(m) "Independent Directors" means the two directors of the Manager elected by the Unitholders in accordance with the Unanimous Shareholder Agreement;

(n)      "Investment Advisor" has the meaning assigned thereto in the Trust
         Agreement;

(o) "Investment Advisory Agreement" has the meaning assigned thereto in the Trust Agreement;

(p)      "Investment Dealers" has the meaning assigned thereto in Section 3.11;

(q) "Investment Objectives" has the meaning assigned thereto in the Trust Agreement;

(r) "Investment Restrictions" has the meaning assigned thereto in the Trust Agreement;

(s)      "Loan Facility" has the meaning assigned thereto in the Trust
         Agreement;

(t)      "Management Fee" has the meaning assigned thereto in Section 6.1;

(u)      "Net Asset Value" has the meaning assigned thereto in the Trust
         Agreement;

(v) "Net Asset Value per Unit" has the meaning assigned thereto in the Trust Agreement;

(w) "person" means an individual, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, government, government department or agency or other entity or organization whether incorporated or not;

(x)      "Portfolio" has the meaning assigned thereto in the Trust Agreement;

(y) "Prospectus" means the most recent prospectus of the Fund qualifying Fund Securities for distribution;

(z) "Responsible Persons" means the Investment Advisor, the Manager and their respective Affiliates, and any of their respective directors, officers and shareholders if such individual participates in the formulation of, or has access prior to implementation of, investment decisions made on behalf of or advice given to the Fund;

(aa) "Securities Authorities" means, collectively, the securities regulatory authorities in each of the provinces and territories of Canada in which Fund Securities are qualified for distribution pursuant to the Prospectus;

(bb) "Securities Legislation" means the securities legislation of each of the provinces and territories of Canada in which Fund Securities are qualified for distribution pursuant to the Prospectus, as now enacted or as the same may from time to time be amended, re-enacted or replaced, and all regulations and rules thereunder which are applicable to the Fund and the requirements and policies of any Securities Authority which are applicable to the Fund;

(cc)     "Servicing Fee" has the meaning assigned thereto in Section 3.11;

(dd)     "Termination Date" has the meaning assigned thereto in the Trust
         Agreement;

(ee)     "Transfer Agent" has the meaning assigned thereto in the Trust
         Agreement;

(ff) "Trust Agreement" means the amended and restated trust agreement dated as of April 11, 2002 between the Manager and the Trustee, as the same may be amended or amended and restated from time to time;

(gg)     "Trustee" has the meaning assigned thereto in the Trust Agreement;

(hh)     "Trust Unit" has the meaning assigned thereto in the Trust Agreement;

(ii) "TSE Oil & Gas Producers Index" is the total return index designated as the "TSE Oil & Gas Producers Index" computed on a total return basis by The Toronto Stock Exchange, or any index which replaces such index from time to time;

(jj) "Unanimous Shareholder Agreement" means the agreement dated the date hereof among Petro Assets Inc., the Fund and the Manager;

(kk)     "Unitholder" has the meaning assigned thereto in the Trust Agreement;

(ll)     "Valuation Date" has the meaning assigned thereto in the Trust
         Agreement; and

(mm)     "Valuation Time" has the meaning assigned thereto in the Trust
         Agreement.

1.2 Words importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

1.3 The division of this Agreement into parts and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

1.5 Each of the provisions in this Agreement is distinct and severable, and a declaration of the invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provisions of this Agreement.

1.6 Unless otherwise specified, all references herein to currency shall be references to currency of Canada.

ARTICLE 2 - APPOINTMENT OF THE MANAGER

2.1 Subject to the provisions of this Agreement, the Fund hereby appoints the Manager as the manager of the Fund with full authority and responsibility to provide or cause to be provided to the Fund the management and administrative services hereinafter set forth. The Fund grants to the Manager the full power and authority to bind the Fund with respect to the matters that are within the authority and responsibility of the Manager hereunder.

2.2 The Manager hereby accepts the appointment provided for in Section 2.1 and agrees to act in such capacity and to provide or cause to be provided such management and administrative services upon the terms set forth in this Agreement.

ARTICLE 3 - DUTIES OF THE MANAGER

3.1 The Manager shall be responsible for all aspects of the management and administration of the Fund and for making all decisions regarding the investment activities, organization and administration of the Fund. In addition to its rights and duties set forth in the Trust Agreement, the rights and duties of the Manager shall include the following:

(a) arranging for and facilitating the issue, sale and distribution of Fund Securities in accordance with applicable law, including:

         (i) determining the timing, price, terms and conditions of the issue, sale and distribution of Fund Securities;

         (ii) preparing any prospectus, offering memorandum or other document offering any Fund Securities;

         (iii) executing and filing with the Securities Authorities and other appropriate authorities all documents as may be necessary or desirable in connection with the issue, sale and distribution of Fund Securities;

         (iv) settling the terms of any agency, underwriting or other agreement in respect of the issue, sale and distribution of Fund Securities (including the fees to be paid thereunder) and executing and delivering such agreements and all other documents that may be necessary or desirable in connection therewith; and

         (v) directing the Trustee or, if applicable, the Transfer Agent, as to the issuance of certificates representing Fund Securities;

(b) developing and implementing all aspects of the Fund's communications, marketing, advertising and distribution strategies including maintaining broker inquiry support and managing investor inquiries and relations;

(c) applying for and maintaining or terminating the listing of any Fund Securities on one or more stock exchanges or other trading markets and executing and delivering all documents that may be necessary or desirable in connection therewith;

(d) settling the terms of any Loan Facility and executing and delivering all documents that may be necessary or desirable in connection therewith;

(e) subject to the Investment Objectives and Investment Restrictions, determining the investment strategy and criteria of the Fund, implementing such strategy and criteria and monitoring the Portfolio for compliance with the Investment Objectives and Investment Restrictions and such strategy and criteria;

(f) making and implementing all investment decisions with respect to the Fund Property including the purchase and sale of securities comprising the Portfolio and determining the timing, terms and method of disposing of such securities;

(g) arranging for the execution of portfolio transactions with or through any brokers, dealers or other duly qualified entities;

(h) maintain accounting and financial books and records respecting the Fund and providing bookkeeping and other accounting services required by the Fund (including, keeping proper books and records relating to the performance of duties of the Manager hereunder), which books and records shall be accessible for inspection by the Trustee or its agents and the Auditors, at any time, upon reasonable notice, during ordinary business hours;

(i) instructing the Trustee on the exercise of the Trustee's powers as permitted in Section 6.2 of the Trust Agreement;

(j) appointing (subject to the approval of the Unitholders), on such terms and conditions as the Manager may determine, the Auditors, providing instructions to them (including with respect to the audit of the Fund's annual financial statements) and executing and delivering all documents that may be necessary or desirable in connection therewith;

(k) appointing, on such terms and conditions as the Manager may determine, the Transfer Agent and executing and delivering all documents that may be necessary or desirable in connection therewith;

(l)      authorizing the payment of expenses incurred on behalf of the Fund;

(m)      addressing structuring and regulatory issues affecting the Fund;

(n) ensuring that the Fund complies with all applicable regulatory and stock exchange listing requirements;

(o) preparing, approving and arranging for the delivery of all reports and information, including financial statements and materials relating to meetings of holders of Fund Securities, to holders of Fund Securities as required by applicable law or the Trust Agreement;

(p) determining the location of, calling and arranging for meetings of holders of Fund Securities;

(q) preparing, signing and filing any applications or other documents required to be made or filed by the Fund with any regulatory authority or governmental agency;

(r) preparing, signing and filing with the appropriate Securities Authorities any documents that are required under any Securities Legislation in respect of the Fund;

(s) appointing the bankers of the Fund, which may be the Trustee or an Affiliate of the Trustee, and establishing banking procedures relating thereto;

(t) providing the Trustee with all information, reports, tax returns and other documentation it requires to carry out its duties under the Trust Agreement;

(u) monitoring the beneficial ownership of Trust Units by non-residents of Canada and effecting compliance with Section 3.4 of the Trust Agreement with respect thereto;

(v) obtaining such insurance in respect of the Fund Property and the Fund's operations as the Manager considers appropriate;

(w)      determining the timing and amount of distributions to Unitholders;

(x) administering the reinvestment of the Additional Distributable Amount in Trust Units in accordance with the Trust Agreement;

(y) tax reporting to holders of Fund Securities and preparing tax returns for the Fund;

(z) enforcing rights of the Fund; provided that the Manager shall not be obliged to engage legal counsel or other agents or professional advisors in enforcing rights of the Fund unless and until it shall have been indemnified to its reasonable satisfaction by the Fund with respect to all costs and liabilities relating thereto, and it shall have no liability to the Fund for failing to do so in the absence of such indemnity; and further provided that the foregoing actions may be taken by, or together with, the Investment Advisor, where appropriate;

(aa) determining the Net Asset Value and Net Asset Value per Unit as of the Valuation Time on each Valuation Date in accordance with the Trust Agreement;

(bb) arranging for the Trustee and/or Transfer Agent to process requests for redemptions of Trust Units in accordance with Sections 5.1 through
         5.4 (inclusive) of the Trust Agreement;

(cc) determining whether Trust Units should be purchased under Section 5.6 of the Trust Agreement and effecting purchases of Trust Units under Sections 5.5 and 5.6 of the Trust Agreement;

(dd) providing such other management and administrative services in respect of the Fund as may be reasonably necessary; and

(ee) doing all other such acts and things as are incidental to the foregoing.

3.2 The Manager may, and if directed by the Manager in writing, the Trustee shall, execute any agreements and documents on behalf of the Fund as the Manager shall have authorized within the scope of its authority and responsibility hereunder.

3.3 The Manager may retain, from time to time, one or more Investment Advisors and may delegate any of the rights and duties set forth in subparagraphs 3.1(e) to (g) above to such Investment Advisors. Any Investment Advisor so retained shall be duly qualified under Securities Legislation to provide such services. The terms of such appointment shall be determined by the Manager in its discretion subject to the provisions hereof. All fees payable to an Investment Advisor shall be borne by the Manager. Where the Manager determines that it would be in the best interests of the Unitholders to do so, the Manager may retain at its own expense (except as otherwise provided in Section 7.1) and delegate any of its powers to other third parties. The retention of an Investment Advisor or other third party shall not relieve the Manager of any of its material obligations under this Agreement.

3.4 Any Investment Advisory Agreement shall require the Investment Advisor to from time to time provide to the Trustee and the Manager, upon request, a report in writing of the securities held in the Portfolio and all transactions effected by the Investment Advisor on behalf of the Fund since the last such report.

3.5 The Manager agrees to comply, and to cause the Fund to comply, with all applicable provisions of the Trust Agreement (including the Investment Objectives and Investment Restrictions), Securities Legislation and all other applicable laws and requirements insofar as they relate to the Manager, the Fund or the Manager's obligations hereunder. Any Investment Advisory Agreement shall require the Investment Advisor to comply, and to cause the Fund to comply with all applicable provisions of the Trust Agreement (including the Investment Objectives and Investment Restrictions), Securities Legislation and all other applicable laws and requirements insofar as they relate to the Investment Advisor, the Fund and the Investment Advisor's obligations thereunder.

3.6 The Fund agrees that no amendment to the Trust Agreement or Prospectus shall be made without the prior written consent of the Manager where such amendment would change the definition of, or the method or timing of the calculation of, the Net Asset Value of the Fund or would otherwise negatively affect the Management Fee or the Incentive Fee.

3.7 The Manager agrees to, and to require as appropriate by contract or otherwise, any third parties engaged by it as permitted by this Agreement (including any Investment Advisor) to, act in accordance with, and not take any action which differs from, the Investment Objectives and Investment Restrictions set forth in the Trust Agreement and the statements with respect thereto which are contained in the Prospectus.

3.8 The Manager agrees to comply with any reasonable and lawful directions given by the Fund, provided however that prior to giving any direction, the Fund shall consult with the Manager with respect to any such proposed direction and further provided that no such direction shall operate to expand the scope of the Manager's responsibilities under Section 3.1.

3.9 The Manager will cooperate with all other persons providing services to the Fund.

3.10 The Manager shall have no obligation to provide any services that would require it to be registered under Securities Legislation.

3.11 In consideration of expenses incurred by the investment dealers or brokers who distribute Trust Units to investors ("Investment Dealers") in communicating with their clients who are holders of Trust Units with respect to investments made by the Fund and the investment strategy and investment performance of the Fund, the Manager on behalf of and at the expense of the Fund agrees to pay a servicing fee (the "Servicing Fee") to Investment Dealers having clients holding Trust Units. The Servicing Fee will be equal to 0.4% annually (0.1% quarterly) of the Net Asset Value of the Trust Units held by such clients and shall be calculated at the Valuation Time on the last Valuation Date in each quarter and paid out at the end of each quarter.

ARTICLE 4 - OTHER ACTIVITIES OF THE MANAGER AND INVESTMENT ADVISOR

4.1 Each of the Manager and any Investment Advisor shall have the right, without first obtaining the consent of the Fund, to have other business interests or engage in other activities similar to those relating to the activities to be performed hereunder or under any Investment Advisory Agreement for the Fund, including the rendering of management, administration and/or portfolio management services to other persons. It is acknowledged and agreed by the Fund that the directors, officers, shareholders, employees and agents of the Manager and any Investment Advisor, or any Associate or Affiliate of such persons or of the Manager or the Investment Advisor, may have other business interests and may engage in other activities similar or in addition to those relating to the activities to be performed by the Manager or any Investment Advisor for the Fund, including the rendering of services and advice to other persons, the ownership, development and management of other investments and participation in the distribution of securities of other issuers.

4.2 Investment decisions regarding the Portfolio will be made independently of those made for other clients of the Manager and any Investment Advisor and independently of decisions regarding the Manager's and any Investment Advisor's own investments. However, each of the Manager and any Investment Advisor may from time to time deal with securities of the same class and nature as may constitute the whole or part of the Fund Property on its own behalf or on behalf of other accounts it manages, or engage in activities similar to those to be performed by it for the Fund for its other clients. Where the Fund and one or more other clients of the Manager or any Investment Advisor, or any of their respective Affiliates, are co-investing, the investment will be allocated on an equitable basis, based upon the size of each of the investment portfolios, the suitability of the investment for each portfolio, the investment objectives of each client and the cash available from each client. The Manager will allocate, and require any Investment Advisor to allocate, opportunities to make and dispose of investments among clients, including the Fund, as they deem appropriate using their best good faith judgment and discretion.

4.3 Except to the extent prohibited by applicable law, the Manager and any Investment Advisor are hereby expressly permitted (notwithstanding any liability which might otherwise be imposed by law or in equity upon the Manager and any Investment Advisor) to derive direct or indirect benefit, profit or advantage from time to time as a result of the activities and interests permitted under Sections 4.1 and 4.2, and the Manager and any Investment Advisor shall not be liable at law or in equity to pay or account to the Fund or to any Unitholder for any such direct or indirect benefit, profit or advantage nor shall any such contract or transaction be void or voidable at the instance of the Fund or any Unitholder.

4.4 Notwithstanding anything to the contrary contained herein, if a material conflict should arise between the interests of the Fund, on the one hand, and the Manager or other persons on behalf of whom the Manager is managing investments, on the other hand, the nature and extent of such conflict shall be disclosed to the board of directors of the Manager and the Independent Directors shall be requested to resolve the conflict.

4.5 The Manager shall not knowingly cause the Fund to:

(a) invest in any issuer in which a Responsible Person is an officer or director or which is managed by an Investment Advisor or the Manager, or any Affiliate thereof, or in which any Responsible Person has a material interest (which for these purposes is beneficial ownership of more than 10% of the voting securities of the issuer), unless:

         (i) the specific fact is disclosed to the Trustee and the board of directors of the Manager and before the purchase the written consent to the investment is obtained from the Independent Directors (excluding the Responsible Person who is an officer or director of such issuer); or

         (ii) the Fund is making such investment at substantially the same time, at a price per security not more than that paid by, and upon substantially the same terms as, at least one other investor dealing at arm's length to all Responsible Persons and investing, in the aggregate, at least 50% of the amount being invested by the Fund; or

(b) purchase or sell the securities of any issuer from or to the account of a Responsible Person.

4.6 The Manager covenants and agrees to cause each Investment Advisor to assume in its Investment Advisory Agreement obligations substantially the same as the obligations of the Manager contained in Sections 4.4 and 4.5.

4.7 The Manager and any Investment Advisor and their respective Affiliates, directors, officers, shareholders, employees and agents may own Fund Securities and shall be free to dispose of or deal with such Fund Securities in any manner which they consider appropriate.

ARTICLE 5 - STANDARD OF CARE AND CONFIDENTIALITY

5.1 The Manager shall exercise its powers and discharge its duties hereunder honestly, in good faith and in the best interests of the Unitholders and in connection therewith shall exercise the degree of care, diligence and skill that a reasonably prudent manager would exercise in comparable circumstances.

5.2 The Manager shall cause the operations of the Fund to be conducted so as to minimize any risk of personal liability to the Unitholders or the Trustee in tort, contract or otherwise.

5.3 The Manager shall not be liable to the Trustee, the Fund, any Unitholder or any other person for any loss or damage relating to any matter regarding the Fund, including any loss or diminution in the value of the Fund Property, unless a court of competent jurisdiction in a decision which is not appealable has determined that such loss or damage results from wilful misconduct, bad faith, negligence, a material breach of the obligations of the Manager hereunder or the failure of the Manager to meet the standard of care set forth in Section 5.1 The Manager may employ or engage, and rely and act on information or advice received from, Investment Advisors, dealers, distributors, brokers, depositories, custodians, electronic data processors, advisors, lawyers, accountants and others and, provided the Manager acted in good faith and exercised reasonable care in selecting such persons or such persons were selected by the Trustee, shall not be responsible or liable for any loss or damage resulting from so relying or acting if the advice was within the area of professional competence of the person from whom it was received, and the Manager acted in good faith in relying thereon.

5.4 The Fund agrees to keep the advice and information provided by the Manager hereunder confidential, except to the extent such information is otherwise available to the public, disclosure is required by law or disclosure is reasonably required in order for the Fund to fulfil its duties under any agreement relating to the Fund. The Trustee agrees not to use the advice or services provided by the Manager pursuant to this Agreement for any purpose except the business and affairs of the Fund. The Manager agrees to keep the information received by it with respect to the affairs of the Fund confidential, except to the extent that such information is otherwise available to the public, disclosure is required by law or disclosure is reasonably required in order for the Manager to fulfil its duties under any agreement relating to the Fund.

ARTICLE 6 - REMUNERATION OF THE MANAGER

6.1 As compensation for the services to be provided by the Manager pursuant to the terms of this Agreement, the Fund hereby covenants and agrees to pay to the Manager the following fees:

(a) a monthly fee (the "Management Fee") in the amount of 1/12 of 1.10% of the average Net Asset Value of the Fund at the Valuation Time on each Valuation Date in the preceding month commencing in respect of the month in which the Fund closes its initial public offering of Trust Units; and

(b)      a fee (the "Incentive Fee") calculated as follows:

         The Incentive Fee will be equal to 20% of the difference, if positive, between the net capital gain earned by the Fund in respect of each realized investment and the amount that the Fund would have earned on such investment if the simple rate of return thereon had been equal to the simple rate of return of the TSE Oil & Gas Producers Index during the period from the date of acquisition of such investment up to and including the date of realization.

         In the event that there is a loss on an investment in circumstances where there was a positive simple rate of return on the TSE Oil & Gas Producers Index during the applicable investment period, the amount of such loss plus the amount that the Fund would have earned on such investment if the simple rate of return thereon had been equal to the simple rate of return of the TSE Oil & Gas Producers Index during the period from the date of acquisition of such investment up to an including the date of realization will be carried forward, on a cumulative basis, to reduce the Incentive Fee payable in respect of subsequent gains.

         In the event that there is a loss on an investment in circumstances where there was a negative simple rate of return on the TSE Oil & Gas Producers Index during the applicable investment period, a portion of such loss will be carried forward, on a cumulative basis, to reduce the Incentive Fee payable in respect of subsequent gains. Such portion will be equal to the amount of the loss, if any, which exceeds the amount that the Fund would have lost on such investment if the negative simple rate of return thereon had been equal to the negative simple rate of return of the TSE Oil & Gas Producers Index during the period from the date of acquisition of such investment up to and including the date of realization.

         The Management Fee shall be payable and calculated in arrears and shall be paid on or before the tenth Business Day following the end of each month. The Manager shall furnish to the Fund not later than the date on which payment of the Management Fee is due in respect of a particular month a statement showing the calculation of the fee payable in respect of that month. Any payment of the Management Fee made for a period of less than one month shall be pro-rated daily based on the number of days in the period in respect of each investment that is realized as of the date of realization.

         The Incentive Fee shall be calculated in respect of each investment that is realized as of the date of realization and shall be paid on or before the tenth Business Day following the date of realization. The Incentive Fee will be determined based upon the cash proceeds received by the Fund from the realization of an investment. In the event that the Fund receives non-cash proceeds (such as securities) upon the realization of an investment, the Incentive Fee will not be calculated or become payable until such non-cash proceeds are sold for cash. The Manager shall furnish to the Fund not later than the date on which any payment of the Incentive Fee is due a statement showing the calculation of the fee payable. It is acknowledged and agreed that the Manager, in its sole discretion, shall be entitled to waive and/or defer the payment of all or part of any Incentive Fee payable hereunder.

ARTICLE 7 - EXPENSES OF THE FUND

7.1 Except as otherwise provided herein or in the Trust Agreement, all expenses incurred in the operation and administration of the Fund shall be paid from the Fund Property, including the following:

         (a)      the costs of creating the Fund;

         (b)      fees payable to the Trustee for acting as trustee;

         (c) fees payable to the custodian or sub-custodian of the assets of the Fund;

         (d)      fees payable to the Transfer Agent;

         (e) banking fees and interest with respect to the Loan Facility and any other authorized borrowing by the Fund;

         (f) fees and expenses payable to the Auditors and legal advisors of the Fund;

         (g) fees and expenses payable to independent oil and gas reservoir engineers, environmental consultants and other experts who are retained to conduct due diligence on prospective investments;

         (h)      regulatory filing, stock exchange and licensing fees;

         (i)      expenses incurred upon termination of the Fund;

         (j) all expenses associated with the issue, sale and distribution of Fund Securities including printing and marketing expenses, commissions and out of pocket expenses payable to the agents or underwriters in connection with the offering of Fund Securities;

         (k)      the Servicing Fee;

         (l) commissions, brokerage fees and other fees relating to the implementation of transactions for the Portfolio;

         (m) any taxes payable by the Fund or to which the Fund may be subject;

         (n) any expenses of insurance and costs of all actions, suits or other proceedings in connection with the Fund or the Fund Property or to protect the Unitholders, or in which or in relation to which the Manager, the Investment Advisor or the Trustee is entitled to indemnity by the Fund;

         (o) any expenses of indemnification of the Trustee, the Unitholders, the Manager or any Investment Advisor, or their respective directors, officers, employees, consultants or agents, to the extent permitted hereunder or under the Trust Agreement or any Investment Advisory Agreement;

         (p) expenses relating to the preparation, printing and mailing of information, including periodic reports, to holders of Fund Securities and relating to meetings of holders of Fund Securities; and

         (q) legal, accounting and audit fees of the Trustee, custodian and Manager and any Investment Advisor which are incurred in respect of the Fund's activities.

7.2 The Fund will reimburse the Manager monthly, within ten Business Days of the end of each month, for all expenses properly incurred by the Manager in the course of performing its duties hereunder, provided that the Manager provides a written invoice in reasonable detail for all such expenses.

7.3 Except as provided in Section 7.1, the expenses incurred by the Manager and any Investment Advisor related to the provision of management and investment advisory services, including the services of the directors, officers and employees of the Manager and any Investment Advisor, shall be provided by the Manager at the sole cost and expense of the Manager and such Investment Advisor, respectively.

ARTICLE 8 - LIABILITY AND INDEMNIFICATION

8.1 The Manager hereby agrees that no Unitholder shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to the Manager in connection with the obligations of the Fund to the Manager under this Agreement and the Manager further agrees that it shall look only to the Fund Property for satisfaction of any claims arising out of or in connection with this Agreement and the Fund Property only shall be subject to levy or execution.

8.2 The parties hereto acknowledge that:

         (a) the Trustee is entering into this Agreement solely in its capacity as trustee on behalf of the Fund;

         (b) the obligations of the Trustee hereunder shall not be personally binding upon the Trustee nor any Unitholder;

         (c) any recourse against the Trustee in any manner in respect of any obligation arising hereunder or arising in connection herewith or for matters to which this Agreement relates, shall be limited to, and satisfied only out of, the Fund Property;

         (d) the Manager shall ensure, to the extent practicable, that every agreement, undertaking and obligation entered into by the Manager on behalf of the Fund shall contain a provision to the effect set out in Section 4.3 of the Trust Agreement.

8.3 (a) The Manager and its directors, officers, employees, consultants and agents, including Investment Advisors, (collectively, the "Indemnified Parties") shall be indemnified and reimbursed by the Fund out of the Fund Property from and against all liabilities and expenses (including judgements, fines, penalties, interest, amounts paid in settlement with the consent of the Trustee and counsel fees and disbursements on a solicitor and client basis) reasonably incurred in connection with such Indemnified Party being or having been the Manager, or a director, officer, employee, consultant or agent thereof, including in connection with any action, suit or proceeding to which any Indemnified Party may hereafter be made a party by reason of being or having been the Manager or a director, officer, employee, consultant or agent thereof, except for liabilities and expenses which a court of competent jurisdiction in a decision which is not appealable has determined resulted from the Indemnified Party's wilful misconduct, bad faith, negligence, disregard of the duties or standard of care, diligence and skill prescribed by Section 5.1, or material breach or default of the Manager's obligations under this Agreement. An Indemnified Party shall not be entitled to satisfy any right of indemnity or reimbursement granted herein, or otherwise existing under law, except out of the Fund Property, and no Unitholder or other person shall be personally liable to any person with respect to any claim for such indemnity or reimbursement as aforesaid.

         (b) For purposes of the preceding paragraph, (i) "action, suit or proceeding" shall include every action, suit or proceeding, civil, criminal, administrative, investigative or other, (ii) the right of indemnification conferred thereby shall extend to any threatened action, suit or proceeding and the failure to institute it shall be deemed its final determination, and (iii) advances may be made by the Fund against costs, expenses and fees incurred in respect of the matter or matters as to which indemnification is claimed, provided that any advance shall be made only if the Fund receives an opinion of counsel to the effect that, on the basis of the facts known to such counsel that the Indemnified Party is entitled to indemnification under this Section 8.3. The foregoing right of indemnification shall not be exclusive of any other rights to which the Manager or director, officer, employee, consultant or agent thereof may be entitled as a matter of law or which may be lawfully granted to such Person and the provisions of this Section 8.3 are severable, and if any provisions hereof shall for any reason be determined invalid or ineffective, the remaining provisions of this Agreement relating to indemnification and reimbursement shall not be affected thereby.

         (c) It is the intention of the Fund to constitute the Manager as trustee for the Manager's directors, officers, employees, consultants and agents of the covenants of the Fund under this Section 8.3 with respect to the Manager's directors, officers, employees, consultants and agents, and the Manager agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

8.4 Neither the Manager nor any Investment Advisor shall be liable for any taxes, assessments or other governmental charges levied with respect to the Fund or the Fund Securities or upon the Fund Property or any part thereof or upon the income thereof or any interest of the Trustee or of any holder of Fund Securities therein or thereunder. If the Manager or an Investment Advisor at any time shall make any disbursements for any such tax, assessment or other governmental charge in respect of the Fund, the Manager shall be entitled to be reimbursed therefor out of the Fund Property.

8.5 The Manager, in incurring any debts, liabilities or obligations, or in taking or admitting any other actions for or in connection with the affairs of the Fund is, and shall be conclusively deemed to be, acting for and on behalf of the Fund, and not in its own personal capacity.

8.6 (a) The Manager agrees to indemnify and save harmless the Trustee (and each of its directors, officers, employees, consultants and agents) and the Fund from and against all liabilities and expenses (including judgments, fines, penalties, interest, amounts paid in settlement with the consent of the Manager and counsel fees and disbursements on a solicitor and client basis) reasonably incurred in connection with any action, suit or proceeding to which it may hereafter be made a party by reason (as determined by a court of competent jurisdiction in a decision which is not appealable) of the Manager's wilful misconduct, bad faith, negligence or disregard of the duties or standard of care, diligence and skill prescribed by Section 5.1 or a material breach or default of its obligations under this Agreement. For purposes of this paragraph, (i) "action, suit or proceeding" shall include every action, suit or proceeding, civil, criminal, administrative, investigative or other, and (ii) the right of indemnification conferred thereby shall extend to any threatened action, suit or proceeding and the failure to institute it shall be deemed its final determination.

         (b) It is the intention of the Manager to constitute the Trustee as trustee for the Trustee's directors, officers, employees, consultants and agents of the covenants of the Manager under this Section 8.6 with respect to the Trustee's directors, officers, employees, consultants and agents, and the Trustee agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

8.7 The indemnities provided in this Article 8 shall survive the completion of services rendered under, or any termination or purported termination of, this Agreement.

ARTICLE 9 -  RELATIONSHIP OF THE PARTIES

9.1 The Fund and the Manager are not partners or joint venturers with each other, and nothing herein shall be construed so as to make them partners or joint venturers or impose any liability as such on either of them, provided however that nothing herein shall be construed so as to prohibit the Fund and the Manager (or its Affiliates or Associates) from embarking upon an investment together as partners, joint venturers or in any other manner whatsoever (subject to the provisions of Section 5.1 hereof).

ARTICLE 10 -  TERM AND TERMINATION

10.1 Unless earlier terminated, the Manager's engagement hereunder shall continue in effect until the Termination Date. The Fund shall not, during the term of the Manager's engagement hereunder, engage any other person to provide services comparable to those to be provided by the Manager hereunder without the prior written consent of the Manager, which may be arbitrarily withheld.

10.2 The Manager will be entitled to terminate its engagement as manager of the Fund pursuant to this Agreement upon not less than 120 Business Days' written notice to the Fund. During such 120 Business Day period, the Manager shall use its reasonable efforts to assist in the appointment of a suitable replacement.

10.3 The Fund will be entitled to terminate the engagement of the Manager pursuant to this Agreement: (a) in the event that the Manager is in breach or default of a material provision hereof, and, if capable of being cured, the same has not been cured within 20 Business Days following the giving by the Fund of notice of such breach or default to the Manager, or (b) in the event that the Manager becomes bankrupt or insolvent, a resolution has been passed for the winding-up, dissolution or other liquidation of the Manager or the Manager has been ordered dissolved or has made a general assignment for the benefit of creditors, and (c), in the case of (a), such termination and the appointment of a successor Manager has been authorized by Extraordinary Resolution.

10.4 Upon any termination of the engagement of the Manager pursuant to this Agreement, the Fund shall promptly appoint a successor manager to carry out the activities of the Manager until a meeting of Unitholders of the Fund is held to confirm such appointment and the Manager shall execute and deliver all such documents as may be reasonably necessary with respect to such appointment.

10.5 Any termination of the engagement of the Manager pursuant to this Agreement will be without prejudice to the rights and liabilities created hereunder prior to such termination.

10.6 (a) In the event of the termination of the engagement of the Manager pursuant to this Agreement (by resignation or termination), all of the Manager's rights, duties and obligations shall terminate, and, subject to the following sentence, the Manager shall be entitled only to such Management Fee and Incentive Fee which has accrued up to the effective date of such termination, which amount shall be paid by the Fund to the Manager within 10 Business Days of the effective date of termination, and neither party shall be liable to the other for any costs, claims, damages or expenses whatsoever, including, without limitation, loss of profits, which relate to or arise from such termination. If an investment is in the process of being realized at the effective date of termination, and such realization is subsequently completed, the Manager shall be entitled to the Incentive Fee in respect thereof as if such investment had been realized prior to such effective date.

         (b) The Manager shall, forthwith upon the termination of its engagement pursuant to this Agreement:

              (i) pay over to the Fund any monies held by it for the account of the Fund after deducting any accrued compensation and reimbursement for its expenses to which it is then properly entitled;

              (ii) deliver to the Fund a full accounting, including a statement of all monies collected by it, a statement of all monies held by it and a statement of all monies paid by it, covering the period following the date of the last accounting furnished to the Fund; and

              (iii) deliver to and, where applicable, transfer to the Fund (or as the Fund may direct in writing) all property and documents of the Fund held in the name or custody of the Manager (provided that the Manager will continue to be entitled to have reasonable access to such documents if required for the purposes of participating in any legal proceedings or dealing with any governmental or regulatory authority).

         (c) The Fund shall, forthwith upon the termination of the engagement of the Manager pursuant to this Agreement:

              (i) subject to Section 10.6(d), assume all contracts and obligations entered into or undertaken by the Manager within the scope of its authority hereunder and indemnify the Manager against any liability by reason of anything done or required to be done under any such contract or obligation after the date of the termination of the engagement of the Manager hereunder; and

              (ii) reimburse or pay for and indemnify and save harmless the Manager from the costs and expenses of all services which may have been arranged by the Manager or as a result of this Agreement and which may not have been paid by the Fund at the time of the termination of the engagement of the Manager hereunder.

         (d) Upon the termination of the engagement of the Manager pursuant to this Agreement, the engagement of all Investment Advisors appointed by the Manager shall also terminate, without any cost to the Fund.


ARTICLE 11 - RIGHTS OF INSPECTION AND INFORMATION

11.1 The Manager will prepare and keep adequate books and records relating to its costs and expenses which would be required under generally accepted auditing standards for a detailed audit of any costs reimbursable to the Manager hereunder. Such books and records will be kept available for inspection and audit by the Fund or the Auditors, for the purpose of verifying such costs and expenses, during normal business hours of the offices of the Manager.

11.2 The Manager will prepare and keep adequate books and records relating to the Fund which would be required under generally accepted auditing standards for a detailed audit of the fees payable to the Manager hereunder.

11.3 The Fund shall, at all times, keep the Manager fully informed with regard to the capitalization policy of the Fund and the current intentions as to the future of the Fund. The Fund will make available to the Manager all information and reports with regard to its affairs as the Manager may from time to time reasonably request for the purposes of its functions hereunder.

ARTICLE 12 -  AMENDMENT OF THIS AGREEMENT

12.1 Any amendment or modification of this Agreement shall require the written approval of each party hereto in order to be effective.

ARTICLE 13 -  GENERAL CONTRACT PROVISIONS

13.1 The parties hereto shall from time to time execute and deliver such further documents and do all acts and things as the other parties may reasonably require to carry out effectively or better evidence or perfect the full intent and meaning of this Agreement.

13.2 All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by facsimile transmission addressed to the other party or delivered to the other party as follows:


          (a)    to the Fund at:     Computershare Trust Company of Canada
                                     Corporate Trust Services
                                     100 University Avenue
                                     12th Floor
                                     Toronto, Ontario  M5J 2Y1
                                     Attention:  Manager, Client Services

                                     Facsimile: (416) 981-9777

          (b)   to the Manager at:   130 King Street
                                     West Suite 2850 Toronto, Ontario
                                     M5X 1A4 Attention: President

                                     Facsimile: (416) 364-5615


or at such other address as may be given by either of them to the other in writing from time to time. Such notices, requests, demands or other communications shall be deemed to have been received when delivered, or, if sent by facsimile transmission, on the date of transmission, unless sent on a non-Business Day or after 5:00 p.m. on a Business Day, in which case they shall be deemed to have been received on the next Business Day following the day of such transmission.

13.3 This Agreement may not be assigned in whole or in part by the Fund. This Agreement may not be assigned in whole or in part by the Manager without the express prior written consent of the Fund. Notwithstanding the foregoing, the Manager is permitted to assign all or any part of its interest in the Management Fee and/or Incentive Fee.

13.4 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.5 Time shall be of the essence of this Agreement.

13.6 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels or supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressed and set forth in this Agreement.


         IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

                                          COMPUTERSHARE TRUST COMPANY OF CANADA,
                                          as trustee of NCE STRATEGIC ENERGY
                                          FUND


                                          Per:  /s/ Michael Bartlett
                                                -------------------------

                                          Per:  /s/ Daniel Marz
                                                -------------------------


                                          NCE STRATEGIC ENERGY MANAGEMENT CORP.

                                          Per:  /s/ John Vooglaid
                                                -------------------------

                                          Per:  /s/ John F. Driscoll
                                                -------------------------